Exhibit 4.8

CACTUS, INC.

LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

Grant Date:	(the “Grant Date”)

Name of Grantee:	(the “Grantee” or “you”)

Number of Restricted Stock Units:	(the “Restricted Stock Units” or “RSUs”)

This Restricted Stock Unit Agreement (“Agreement”) is made and entered into as of the Grant Date by and between Cactus, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company adopted the Cactus, Inc., Long Term Incentive Plan (as amended from time to time, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock Units;

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Restricted Stock Units granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.             The Grant.  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) of Restricted Stock Units, whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.01 per share (“Stock”), consisting of the number of Restricted Stock Units set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.             No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 5.

3.             Dividend Equivalents.  In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Restricted Stock Units that have not been settled or forfeited as of such record date. Such account is intended to constitute an “unfunded” account, and neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind. Amounts credited to such account with respect to Restricted Stock Units that vest in accordance with Section 5 or 6 will become vested dividend equivalents and will be paid to you in cash as soon as administratively practicable following the vesting date but no later than the last day of the calendar year that includes the vesting date specified in Section 5 or 6. You shall not be entitled to receive any interest with respect to the timing of payment of dividend equivalents. In the event all or any portion of the Restricted Stock Units granted hereby fail to become vested under Section 5 or 6, the unvested dividend equivalents accumulated in your account with respect to such Restricted Stock Units shall be forfeited to the Company.

4.             Restrictions; Forfeiture.  The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).

5.             Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the Restricted Stock Units described in Section 4 of this Agreement will expire and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 8, provided that, subject to Section 6, you remain a service provider to the Company or its Affiliates until the applicable dates set forth in the following schedule:

Number of Restricted Stock Units that Vest	Vesting Date
1/3 of Restricted Stock Units	First Anniversary of Grant Date
1/3 of Restricted Stock Units	Second Anniversary of Grant Date
1/3 of Restricted Stock Units	Third Anniversary of Grant Date

6.             Termination of Services and Change in Control.

(a)           Termination due to Death, Disability or Normal Retirement.  If your service relationship with the Company or its Affiliates is terminated due to death, Disability (defined below) or your Normal Retirement (defined below), all restrictions will lapse with respect to 100% of the Restricted Stock Units upon your death or separation from service due to Disability or a Normal Retirement.  For purposes of this Agreement, you will be deemed to have incurred a “Disability” if, for physical or mental reasons, you are unable to perform the essential functions of your duties to the Company or its Affiliates for three (3) consecutive months, or three (3) months during any twelve (12)-month period.  For purposes of this Agreement, your “Normal Retirement”

shall be defined as your separation from service (without Cause, defined below) on or following the age of 65.

(b)           Involuntary Termination. If your service relationship with the Company or its Affiliates is terminated by the Company or an applicable Affiliate without Cause (defined below), all restrictions will lapse with respect to 100% of the Restricted Shares upon the applicable separation from service. For purposes of this Agreement, you will be deemed to have incurred a separation from service for “Cause” upon a determination by a majority of the disinterested Board members that you have engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing your appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

(c)           Termination Generally.  If your service relationship with the Company or its Affiliates is terminated for any reason other than as set forth in Section 6(a) or (b) above, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company. The Restricted Stock Units for which the restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 8.

(d)           Change in Control. Notwithstanding the vesting schedule set forth in Section 5 above, upon the occurrence of a Change in Control, 100% of the Restricted Stock Units for which the restrictions have not yet lapsed as of the date of the Change in Control shall become immediately vested.

7.             Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be providing services for the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8.             Issuance of Stock.  No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 5 or 6.  After the Restricted Stock Units vest pursuant to Section 5 or 6 the Company shall, promptly and within 60 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units.  The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate.  The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units.  No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Stock shall not bear any interest owing to the passage of time.  Neither this Section 8 nor any action taken pursuant to or in accordance with this Section 8 shall be construed to create a trust or a funded or secured obligation of any kind.

9.             Payment of Taxes.  Due to your status as an independent contractor, you will be responsible for the payment of any taxes imposed upon the grant, vesting or settlement of the Restricted Stock Units, or the issuance of shares of Stock, pursuant to this Agreement.

10.          Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.          Right of the Company and Affiliates to Terminate Services.  Nothing in this Agreement confers upon you the right to continue performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your service relationship at any time.

12.          Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13.          No Liability for Good Faith Determinations.  The Company and the applicable members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

14.          Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

15.          No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

16.          Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

17.          Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

18.          Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

19.          Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

20.          Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

21.          Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

22.          Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

23.          Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

24.          The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

25.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

26.          Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

27.          Amendment. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

CACTUS, INC.

Name: [NAME]
Title: [TITLE]

[GRANTEE NAME]

GRANTEE